SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 9, 2006 (March 3, 2006)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
Delaware	0-29311	94-3248415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2006, Dynegy Inc. (“Dynegy”) and its principal financing subsidiary, Dynegy Holdings Inc. (“DHI”) entered into a third amended and restated credit agreement (the “Senior Secured Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JP Morgan Chase Bank, N.A., as collateral agent, Citigroup Global Markets Inc. and JP Morgan Securities Inc., as joint lead arrangers, and the other financial institutions parties thereto as lenders. The Senior Secured Credit Facility replaces DHI’s former cash-collateralized letter of credit facility with a $400 million revolving credit facility thereby permitting the return to DHI of $335 million plus accrued interest in cash collateral securing the former letter of credit facility. The Senior Secured Credit Facility is secured by substantially all of the assets of DHI, as borrower, and certain of its subsidiaries, as subsidiary guarantors, and certain of the assets of Dynegy, as parent guarantor. Letters of credit issued under the former letter of credit facility will be continued under the Senior Secured Credit Facility.

The revolving credit facility matures March 6, 2009. Borrowings under the revolving credit facility bear interest, at DHI’s option, at either the base rate, which is calculated as the higher of Citibank’s publicly announced base rate and the federal funds rate in effect from time to time plus 0.50%, or the Eurodollar rate, in each case, plus an applicable margin. The applicable margin is 1% per annum for base rate loans and 2% percent per annum for Eurodollar loans. An unused commitment fee of 0.50% is payable on the unused portion of the revolving credit facility.

The Senior Secured Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation) and the receipt of proceeds by DHI and certain of its subsidiaries of any permitted additional non-recourse indebtedness. Commencing in 2008 with respect to the fiscal year ending December 31, 2007, each year DHI will be required to apply toward the prepayment of the loans and the permanent reduction of the commitments under the revolving credit facility (or to posting cash collateral in lieu thereof), a portion of its excess cash flow as calculated under the Senior Secured Credit Facility for the prior fiscal year. This portion will be 50% initially and will fall to 25% when and if DHI’s leverage ratio is less than or equal to 3.50 to 1.00.

The Senior Secured Credit Facility contains affirmative covenants and negative covenants and events of default. Subject to certain exceptions, DHI and its subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on capital expenditures and limitations on dividends and other payments in respect of capital stock. The Senior Secured Credit Facility also contains certain financial covenants, including a minimum cash equivalents covenant that requires DHI and certain of its subsidiaries to maintain at all times cash equivalents in an aggregate principal amount of no less than $1 billion and a leverage ratio of secured debt to adjusted EBITDA of no greater than 9.0:1 through December 31, 2006, no greater than 7.5:1 during 2007, and no greater than 7.0:1 during 2008 and thereafter.

The foregoing description of the Senior Secured Credit Facility, does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Facility attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

DHI entered into the Senior Secured Credit Facility on March 6, 2006, which is more fully described in Item 1.01 above and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 3, 2006, Dynegy’s Class B Common Director appointed Rebecca B. Roberts to Dynegy’s Board of Directors (the “Board”) effective March 8, 2006. Concurrent with this appointment, Raymond I. Wilcox announced his retirement from the Board effective March 8, 2006. Ms. Roberts replaces Mr. Wilcox as the second Chevron representative on the Board and will serve as a member of the Risk, Environment and Operations Committee.

Ms. Roberts, 53, has served as President of Chevron Global Power Generation since October 2003. In this position, she is responsible for managing Chevron’s existing portfolio of power plants in the United States, Asia and the Middle East. Previously, she served as Vice President of Worldwide Power and Gasification from October 2001 to October 2003 and as President of Compania Texaco de Panama from February 2000 to October 2001. Ms. Roberts has been employed by Chevron and its affiliates since 1974.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Document
10.1	Third Amended and Restated Credit Agreement dated as of March 6, 2006 among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: March 9, 2006	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

DYNEGY HOLDINGS INC.
(Registrant)

Dated: March 9, 2006	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
*10.1	Third Amended and Restated Credit Agreement dated as of March 6, 2006 among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto.

Filed herewith